Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Direct Digital Holdings, Inc. on Form S-1 of our report dated April 17, 2023, except for the effects of the revisions disclosed in Note 2 as to which the date is October 15, 2024, with respect to our audit of the consolidated financial statements of Direct Digital Holdings, Inc. as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

October 21, 2024